United States

Securities And Exchange Commission

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

CAMPUS CREST COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-34872	27-2481988
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

2100 Rexford Road, Suite 414
Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 496-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously announced, on October 16, 2015, Campus Crest Communities, Inc., a Maryland corporation (“Campus Crest”), HSRE Quad Merger Parent, LLC, a Delaware limited liability company (“Parent”), HSRE Quad Merger Sub, LLC, a Maryland limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”) and CCGSR, Inc., a Delaware corporation (the “Stockholders’ Representative”), entered into an Agreement and Plan of Merger that provides for the acquisition of Campus Crest by Parent (such agreement, as it may be amended from time to time, the “Merger Agreement”). Upon the terms and subject to the conditions of the Merger Agreement, Campus Crest will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). Parent is an affiliate of Harrison Street Real Estate Capital, LLC (“Harrison Street”).

Certain Merger-Related Litigation Matters

As previously disclosed on pages 10 and 73 of the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Campus Crest on December 7, 2015 (the “Definitive Proxy Statement”), eight putative class action lawsuits were filed in connection with the Merger in the Circuit Court for Baltimore City, Maryland (the “Court”) against Campus Crest, the members of its Board of Directors, certain of its executive officers, the Stockholders’ Representative, Harrison Street, Parent, Holdings and Merger Sub, including Grossman v. CCGSR, et al., Latuso v. Campus Crest et al., Silverwood v. Campus Crest, et al., Cekot v. Campus Crest, et al., Powis v. CCGSR, et al., Zhang v. CCGSR, et. al., Bushansky v. Campus Crest, et. al., and Wei Lin v. Campus Crest, et. al., Case Nos. 24-C-15-005422, 24-C-15-005415, 24-C-15-005414, 24-C-15-005476, 24-C-15-005501, 24-C-15-005502, 24-C-15-005542 and 24-C-15-005642, filed on October 27, 2015, October 27, 2015, October 27, 2015, October 30, 2015, November 2, 2015, November 2, 2015, November 5, 2015, and November 10, 2015, respectively (collectively the “Actions”). The Actions were subsequently consolidated under the caption Wei Lin v. Campus Crest Communities, Inc., et al., Case No. 24-C-15-005642.

On January 19, 2016, the parties to the Actions entered into a Memorandum of Understanding (the “MOU”), which provides for the settlement of the Actions. Campus Crest and the other named defendants have vigorously denied, and continue vigorously to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were or could have been alleged in the litigation, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with their fiduciary and other legal duties. While the defendants in the Actions continue vigorously to deny all allegations of wrongdoing, fault, liability or damage to any of the plaintiffs or the class of stockholders of Campus Crest, and believe that no supplemental disclosure is required under applicable law, in order to (i) avoid the burden, inconvenience, expense and distraction of further litigation in connection with the Actions, (ii) finally put to rest and terminate all of the claims that were or could have been asserted against the defendants in the Actions and (iii) permit the Merger to proceed without risk of the Court entering an injunction or awarding damages in connection with the Actions, Campus Crest has agreed, without admitting any liability or wrongdoing, pursuant to the terms of the MOU, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below. The settlement will not affect the amount of consideration to be paid in the Merger. Nothing in this Current Report or any settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

The MOU contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including approval by the Court following notice to Campus Crest’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the Court, it will resolve and release all claims by stockholders of Campus Crest challenging any aspect of the proposed Merger, the Merger Agreement, the consideration paid pursuant to the Merger Agreement, and any disclosures made in connection therewith, pursuant to terms that will be set forth in the notice sent to Campus Crest’s stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Court for an award of attorneys’ fees and expenses to be paid by Campus Crest or its successor. The settlement is contingent upon, among other things, the Merger becoming effective under Maryland law. There can be no assurance that the Court will approve the settlement. In the event that the settlement is not approved or that the conditions are not satisfied, the settlement may be terminated.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of the Actions as set forth in this Current Report on Form 8-K, Campus Crest has agreed to make the supplemental disclosures set forth below to the Definitive Proxy Statement. These supplemental disclosures should be read in connection with the Definitive Proxy Statement, which should be read in its entirety. Capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Opinion of Our Financial Advisor

The subsection entitled “Discounted Cash Flow Analysis” on page 63 of the Definitive Proxy Statement is hereby supplemented with the following additional information:

In determining the DCF analysis of Campus Crest, Moelis calculated Campus Crest’s unlevered free cash flows for the period from October 2015 through December 2018, based on the Campus Crest management projections described under “—Certain Unaudited Prospective Financial Information of Campus Crest.”

In performing the DCF analysis of Campus Crest, Moelis utilized the capitalized NOI method to estimate the terminal value for the period beyond 2018. Moelis used Campus Crest’s estimated 2019 NOI as the terminal year NOI as well as management’s estimate of $12.4 million in capital expenditures to arrive at a terminal year economic NOI of $114.5 million. Moelis capitalized the economic NOI by applying a terminal year capitalization rate of 5.75% to 6.50% (implying a perpetuity growth rate of 1.6% to 4.1%) based on Moelis’ professional judgment. This analysis implies a terminal value range for the period beyond 2018 of $1,761 million to $1,991 million.

In performing the DCF analysis of Campus Crest, Moelis utilized a range of discount rates of 7.00% to 9.00% to calculate estimated present values of (i) Campus Crest’s estimated unlevered free cash flows for the period from October 2015 through December 2018 set forth above, plus (ii) the estimated terminal value range for the period beyond 2018 set forth above. The discount rate range was based on Moelis’ analysis of the estimated weighted average cost of capital of Campus Crest.

Certain Unaudited Prospective Financial Information of Campus Crest

The table on page 66 of the Definitive Proxy Statement is hereby supplemented with the following additional information:

	$ in millions

		Calendar Year Ended December 31,

	4Q2015	2016	2017	2018	2019

NOI	$30.6	$114.0	$120.6	$125.2	$126.9

(Less) G&A	$(10.5)	$(27.4)	$(20.7)	$(21.2)	$(21.5)

EBITDA	$20.1	$86.5	$100.0	$104.0	$105.3

(Less) CapEx(5)	$(3.1)	$(12.4)	$(12.4)	$(12.4)	$(12.4)

(Less) ∆ NWC(6)	$(1.2)	$(1.7)	$(1.0)	$0.3	$0.3

(Less) One-Time TX(7)	$0.0	$(5.4)	$0.0	$0.0	$0.0

Plus NPST(8)	$4.6	$0.0	$0.0	$0.0	$0.0

Unlevered Free Cash Flow	$20.5	$67.0	$86.5	$91.8	$93.2

(5)	Capital expenditures based on management projections of $300.0 per bed.

(6)	Change in working capital based on management estimates of 5.0 accounts receivable (A/R) and 60.0 accounts payable (A/P) days outstanding.

(7)	Expense based on management’s estimates for lender consents to transition to third-party property management platform; equal to 1.0% of property debt outstanding.

(8)	Includes management’s expected net proceeds from the sale of Montreal, the sale of land in Corvallis, Oregon and the completion of the joint venture property swap with Harrison Street.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, Campus Crest filed the Definitive Proxy Statement on December 7, 2015 and other related materials with the SEC. The Definitive Proxy Statement was first mailed to Campus Crest stockholders on or about December 9, 2015. INVESTORS AND SECURITY HOLDERS OF CAMPUS CREST ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND AMENDMENTS (IF ANY AND WHEN THEY BECOME AVAILABLE) AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the Definitive Proxy Statement (and other related materials when they become available) and other documents filed or furnished to the Securities and Exchange Commission by Campus Crest at the Securities and Exchange Commission’s website at http://www.sec.gov. Stockholders will also be able to obtain a copy of the Definitive Proxy Statement, without charge, by directing a request to: Campus Crest, Investor Relations, 2100 Rexford Road, Suite 400, Charlotte, NC 28211, or at its website, www.campuscrest.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Definitive Proxy Statement.

PARTICIPANTS IN SOLICITATION

The directors, executive officers and certain other members of management and employees of Campus Crest may be deemed "participants" in the solicitation of proxies from stockholders of Campus Crest in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Campus Crest in connection with the proposed Merger is set forth in the Definitive Proxy Statement.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, which include statements regarding the proposed Merger, may be identified by the inclusion of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "goal" and variations of such words and other similar expressions, and are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements, as they relate to Campus Crest or Harrison Street, the management of either such company or the proposed merger, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. Campus Crest intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Campus Crest's actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of the legal proceedings that have been, or may be, instituted against Campus Crest and others following announcement of Campus Crest entering into the merger agreement; the inability to complete the proposed merger due to the failure to satisfy the conditions to the merger, including obtaining the approval of Campus Crest's stockholders, lender consents and other closing conditions more fully described in the merger agreement; risks that the proposed merger disrupts current plans and operations of Campus Crest; potential difficulties in employee retention as a result of the proposed merger; the value of any non-transferable contingent value rights which may be issued in connection with the merger; legislative, regulatory and economic developments; risks related to disruption of management's attention from Campus Crest's ongoing business operations due to the proposed merger; the effect of the announcement of the proposed merger on Campus Crest's relationships with colleges and universities, relationships with tenants, operating results and business generally, and other risks and uncertainties described under "Item 1A. Risk Factors" in Campus Crest's Annual Report on Form 10-K for the year ended December 31, 2014 and in Campus Crest's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 and in other documents filed with the SEC by Campus Crest. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. Except as required by law, Campus Crest disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties, financial reporting restatements, and forward-looking statements may be seen in Campus Crest's Annual Report on Form 10-K and other periodic filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Scott R. Rochon
Scott R. Rochon
Chief Accounting Officer

Dated: January 19, 2016